April 24, 2007


Allianz Variable Insurance Products Trust
5701 Golden Hills Drive
Minneapolis, MN  55416

Dear Sir/Madam:

         Reference is made to the Pre-Effective Amendment to the Registration Statement on Form N-1A (file No. 333-83423) which you will file with the Securities and Exchange Commission pursuant to the Securities Act of 1933 for the purpose of the registration for sale by the Allianz Variable Insurance Products Trust (the "Trust") of an indefinite number of shares of beneficial interest of seven series thereof (AZL NACM International Fund, AZL Schroder International Small Cap Fund, AZL S&P 500 Index Fund, AZL Small Cap Stock Index Fund, AZLTargetPLUS Balanced Fund, AZL TargetPLUS Growth Fund and AZL TargetPLUS Moderate Fund, collectively, the "Funds").

         We are familiar with the proceedings to date with respect to the proposed sale by the Trust and the Funds, and have examined such records, documents and matters of law and have satisfied ourselves as to such matters of fact as we consider relevant for the purposes of this opinion.

         We are of the opinion that:

         (a) the Trust is a legally organized statutory trust under Delaware law; and

         (b) the shares of beneficial interest to be sold by the seven Funds will be legally issued, fully paid and nonassessable when issued and sold upon the terms and in the manner set forth in said Registration Statement.

         We consent to the reference to this firm under the caption "Management of the Trust - Legal Counsel" in the Statement of Additional Information, and to the use of this opinion as an exhibit to the Registration Statement.

Dated:     April 24, 2007

                                    Very truly yours,

                                    /s/ Dorsey & Whitney LLP

                                    Dorsey & Whitney LLP

MJR